Exhibit 99.3
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     Ameron International Reappoints James S. Marlen as President,
                    CEO and Chairman of the Board


    PASADENA, Calif.--(BUSINESS WIRE)--Sept. 19, 2007--Ameron International Corporation (NYSE:AMN) today announced that its Board of Directors and James S. Marlen, President, Chief Executive Officer and Chairman of the Board, have agreed to an extension of Mr. Marlen's current agreement with the Company through March 2010, with an option for a further extension through November 2010, at the request of the Board.

    Mr. Marlen was named Ameron's President and Chief Executive Officer in June 1993, and was appointed Chairman of the Board in January 1995. During his tenure, the Company has achieved consistent earnings growth which has resulted in the creation of shareholder value and superior returns for shareholders. Earnings have increased at a compounded annual rate of 15% while the Company's stock price has increased six-fold.

    Mr. Marlen stated "I remain enthusiastic regarding the Company's long term prospects and I look forward to continuing the development and execution of strategies to ensure increased value for our shareholders." Mr. Marlen continued, "Importantly, I will be working closely with the Board to complete our succession plans."

    On behalf of the Board of Directors, Mr. John Peppercorn, Chairman of the Compensation Committee, stated "The Board is very pleased that Mr. Marlen will continue to provide the strong leadership and direction needed to continue sustained shareholders' value creation."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects.

    The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             Terrence P. O'Shea, Vice President - Human Resources
             Javier Solis, Senior Vice President of Administration, Secretary & General Counsel
             626-683-4000